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                                                                     EXHIBIT 4.1


                      THIRD AMENDMENT TO CREDIT AGREEMENT
                    AND SECOND AMENDMENT TO PROMISSORY NOTE

     THIS THIRD AGREEMENT TO CREDIT AGREEMENT AND SECOND AMENDMENT TO PROMISSORY NOTE (this "Amendment") is entered into as of July 1, 1996, by and between Santa Anita Realty Enterprises, Inc., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, SUCCESSOR-BY-MERGER TO FIRST INTERSTATE BANK OF CALIFORNIA ("Bank").

                                   RECITALS
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     WHEREAS, Borrower presently is indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of November 9, 1994, as such agreement may be amended from time to time ("Credit Agreement").

     WHEREAS, to evidence the Revolving Loans thereunder, Borrower executed a promissory note payable to the order of Bank's predecessor in interest, First Interstate Bank of California, which was amended by that certain Change in Terms Agreement, dated January 26, 1996 (the "Note Amendment") (said promissory note and the Note Amendment are collectively referred to herein as the "Note").

     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and the Note and have agreed to amend the Credit Agreement and the Note to reflect said changes.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto
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agree that the Credit Agreement and the Note shall be amended as follows:

     1. All references to "June 30, 1996" as the maturity date of the Note are hereby changed to "February 1, 1997."

     2. The first paragraph of the Note is hereby deleted in its entirety and the following substituted therefor:
               "FOR VALUE RECEIVED, Santa Anita Realty Enterprises, Inc., a Delaware corporation (the "Borrower"), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the "Bank") on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of Twenty Million Dollars ($20,000,000), or if less, the aggregate amount of Revolving Loans (as defined in the Credit Agreement referred to below) made by the Bank to the Borrower pursuant to the Credit Agreement referred to below outstanding on the Maturity Date."

     3. The place for payment of principal and interest in respect of the Note, as designated in the third paragraph of the Note, is hereby changed to the following location: Wells Fargo Bank, National Association, Flair Industrial Park RCBO, 9000 Flair Drive, Suite 100, El Monte, CA 91731.

     4. The term "Maturity Date," as defined in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:
          "Maturity Date": February 1, 1997."
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     5.   The term "Revolving Commitment," as defined in Section 1.01 of the
Credit Agreement is hereby deleted in its entirety and the following substituted therefor:
          "Revolving Commitment": For the period of time from and including
           --------------------
          June 30, 1996, through and including February 1, 1997, the amount of $20,000,000, as such amount may be reduced pursuant to Section 2.01(d)."

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     6.   The reference to "one percent (1%)" in Section 2.03(c) of the Credit
Agreement is hereby deleted and replaced with the following: "one and one-fourth percent (1-1/4%)."

     7. The reference to "one percent (1%)" in Section 2.03(d) of the Credit Agreement is hereby deleted and replaced with the following: "one and one-fourth percent (1-1/4%)."

     8. Section 3.01 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:
               "SECTION 3.01. Use of Proceeds. The proceeds of the Loans
                              ---------------
          hereunder shall be used by the Borrower to fund working capital imbalances arising from timing differences between the receipt of rental payments and the payment of current obligations, and other general corporate purposes."

     9. Section 6.02(b) of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:
               "(b) Leverage Ratio. Permit the ratio of Consolidated Liabilities
                    --------------
          to Consolidated Tangible Net Worth at any time to be more than 1.85:1.00."

     10. In Section 6.02(d) of the Credit Agreement, the number "$26,000,000" is hereby deleted and replaced with the number "$20,000,000."

     11. Section 6.02(n) of the Credit Agreement is hereby deleted in its entirety with no substitution therefor.

     12. Borrower hereby represents and warrants to Bank that as of the date of this Amendment, Borrower operates and is qualified to operate as a real estate investment trust under the provisions of the Internal Revenue Code of 1986, as amended ("Code"), and Borrower has complied with any and all conditions and

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requirements to maintain its status as a REIT under the Code. This representation and warranty is hereby added to the Credit Agreement as a representation and warranty under Article V of the Credit Agreement.

     13. For purposes of Section 8.02 of the Credit Agreement, the Bank's address for all notices and other communications provided for under the Credit Agreement shall be the following:

               Wells Fargo Bank, N.A.
               Flair Industrial Park RCBO
               9000 Flair Drive, Suite 100
               El Monte, CA 91371

     14. The parties acknowledge and agree that, notwithstanding the incorrect reference to the Borrower as a California corporation (rather than a Delaware corporation) in that certain Second Amendment to the Credit Agreement (the "Second Amendment"), the actual party to the Second Amendment is the Borrower, which hereby ratifies the Second Amendment, subject to the further amendments hereunder.

     15. Borrower shall make, execute, endorse, acknowledge, file and/or deliver from time to time such further instruments, agreements and other assurances, and take such further steps, as are reasonably appropriate or advisable to effectuate the purpose of the parties' agreement set forth herein, including, without limitation, any instruments or agreements that Bank deems appropriate for recording in the Recorder's Office of Los Angeles County.

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     16.  This Amendment shall not be binding upon Bank until Borrower shall have paid to Bank a commitment fee in the amount of $29,861 and the full amount of all costs and expenses, including reasonable attorney's fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), incurred by Bank in connection with this Amendment.

     17. Except as specifically provided herein, all terms and conditions of the Credit Agreement and the Note remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment, the Credit Agreement and the Note shall be read together, as one document.

     18. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further represents and warrants that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

SANTA ANITA REALTY                     WELLS FARGO BANK,
ENTERPRISES, INC.,                     NATIONAL ASSOCIATION,
a Delaware corporation                 SUCCESSOR-BY-MERGER TO
                                       FIRST INTERSTATE BANK
                                       OF CALIFORNIA


By: /s/ Brian L. Fleming                By: /s/ Jutta S. Graham
    -------------------------------        -------------------------------
Title: Executive Vice President and        Jutta S. Graham
       Chief Financial Officer             Vice President
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By:
    -------------------------------
Title:
       ----------------------------

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